UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 25, 2005

Navitone Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada

State or other jurisdiction of incorporation or organization

000-3317

Commission File No.

88-0440630

(I.R.S. Employer Identification No.

4850 W. Flamingo Road #22

Las Vegas, Nevada 89103

(Address of principal executive offices)

6th Floor 696 Songtao Road

Shanghai, China

Post Code: 201203

People's Republic of China

(702)-325-7700

(Issuer's telephone number)

Item 3.02 Unregistered Sales of Equity Securities.

Preferred Shares

On November 21, 2005 Navitone Technologies, Inc., (the "Company") accepted subscriptions related the private sale of certain preferred shares of common stock to be issued by the Company.  The specific attributes of these securities are set forth in the Certificate of Designation as approved by our Board of Directors.  These attributes read as follows:

Designated Name of Securities: SERIES A PREFERRED STOCK OF NAVITONE TECHNOLOGIES, INC.

The number of shares which shall constitute Series A shall be One Million (1,000,000) which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors.

The Company shall accept as consideration for the issuance of Series A Preferred Shares, cash denominated in U.S. Dollars or such other tangible assets, which in its discretion it deems acceptable.  The price per share for the Series A preferred shall be $1.00.

Shares of Series A shall be redeemable in whole or in part, individually as to each Investor or pro rata, at the option of the Corporation by resolution of its Board of Directors at any time, or from time to time, at a price of $1.00 per share. In the event the Company elects to redeem, it shall pay the purchase price together with any unpaid dividends to the shareholder of record.  Unless Series A preferred shareholder elect to convert to common stock of the Company, redemption of the Series A preferred must occur on or before October 1, 2008.

Preferred Shareholders issued Series A Preferred Shares shall be entitled to a 12% dividend payable annually in a manner affording the Company the right to cumulative payment if in any year, the Company elects not to pay dividends.

Shares of Series A shall be convertible into common share of the Company at a conversion rate of 2.50 common shares of the Company for each one share of Series A preferred.  Series A Preferred shareholder may elect to convert to common shares of the Company at any time.  If Series a preferred Shareholder have not converted to common and the Company fail to redeem on or before October 1, 2008, the series A preferred shares shall automatically convert to common shares of the Company at a conversion rate of 10 shares of common stock for each one share of Series A Preferred.

The amount payable on shares of Series A Preferred upon the liquidation, dissolution of winding-up of the affairs of the Corporation shall be $1.00 per share plus any unpaid dividends.

The shares of Series A Preferred shall not have any relative powers, preferences and rights, nor any qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation.

The Company issued a total of 735,334 shares of SERIES A PREFERRED STOCK in exchange for $735,334 worth of consideration in the form of $457,500 in cash and $50,000 in services, and $227,834 in the relief of certain debt obligations.  12 individuals subscribed to this offering.  We believe we were exempt from registration pursuant to one or more private transaction exemptions available under the Securities Act including but not limited to Section 4(2).

Common Stock

As disclosed in prior filing(s), between August 27, 2004 and September 30, 2005, Navitone issued a total of 2,245,000 restricted shares of its common stock in a private offering believed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.  The restricted shares were sold as part of units consisting of 15,000 shares of Navitone common stock and warrants entitling the holder to subsequently purchase 5,000 additional shares of Navitone common stock.  The purchase price for each unit was U.S. $6,000.00.

The warrants expire on August 30, 2006.  The exercise price for the purchase of the additional shares underlying the warrants is U.S. $1.00 per share.

The proceeds from the sale were used for general working capital and for legal, accounting and consulting expenses related to the CITYCAPS transaction.

We have since closed this offering.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: November 25, 2005

Navitone Technologies, Inc.

/s/Michael Zuliani

Michael Zuliani

Chief Executive Officer